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           Amendment to the Basic Agreement of June 17/th//18/th/ 1999

                                     between

                               LION bioscience AG
                                Waldhoferstr. 98,
                            69123 Heidelberg, Germany
                        represented by its managing board
                           -called "LION" hereinafter-

                                       and

                                    Bayer AG
                                51368 Leverkusen
                          -called "BAYER" hereinafter-

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                                      -2/2-

Due to the good experiences made in the past BAYER and LION agree to change and amend the Basic Agreement of June 17/th//18/th/ 1999 to the following effect:

Sec. 3.7 (vi) 5/th/ sentence pertaining to the tie-breaking vote of the Chairman of the Steering Committee shall from October 1/st/ 2000 on no longer apply.

IN WITNESS THEREOF, the parties hereto, intending to be bound hereby, have signed this Amendment as of the dates indicated here:

Executed by and on behalf of LION bioscience AG

Heidelberg, ___________________________

/s/ Friedrich von Bohlen und Halbach       /s/ Klaus Sprockamp
---------------------------------------    -------------------------------------
Dr. Friedrich von Bohlen und Halbach       Dipl. -Wirtsch.Ing. Klaus Sprockamp
CEO                                        CFO

Executed by and on behalf of Bayer AG
Leverkusen, _____________________________

/s/ Wolfgang Hartwig                      /s/ Armin Buchmeier
---------------------------------------   --------------------------------------
Prof. Dr. Wolfgang Hartwig                Dr. Armin Buchmeier
Forschungsleitung GB PH                   Leitung KB Recht RE1